                                                                    Exhibit 12.1

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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


                                                                                                      Nine Months Ended
                                                         Year Ended December 31,                        September 30,
                                       ----------------------------------------------------------   --------------------
                                                                                        Pro Forma             Pro Forma
                                       1992      1993      1994       1995       1996       1996       1997       1997
                                       ----------------------------------------------------------   -------------------

Income before taxes                      878     1,310     2,758      6,172     19,449     22,113     18,975     21,175
Fixed charges (a)                        952     1,120     2,807      5,584      7,487     36,637     18,528     22,722
                                       -----     -----     -----      -----      -----     ------     ------     ------
Earnings                               1,830     2,430     5,565     11,756     26,936     58,750     37,503     43,897

Ratio of earnings to fixed charges       1.9       2.2       2.0        2.1        3.6        1.6        2.0        1.9


Income before taxes                      878     1,310     2,758      6,172     19,449     22,113     18,975     21,175
Fixed charges (a)                        952     1,120     2,807      5,584      7,487     36,637     18,528     22,722
                                       -----     -----     -----      -----      -----     ------     ------     ------
Earnings                               1,830     2,430     5,565     11,756     26,936     58,750     37,503     43,897

Preferred dividends                      294       329       375        731      2,454      2,334      1,752      1,752
Fixed charges (a)                        952     1,120     2,807      5,584      7,487     36,637     18,528     22,722
                                       -----     -----     -----      -----      -----     ------     ------     ------
                                       1,246     1,449     3,182      6,315      9,941     38,971     20,280     24,474

Ratio of earnings to fixed charges       1.5       1.7       1.7        1.9        2.7        1.5        1.8        1.8
  and preferred dividends  (a)




(a)  Fixed charges consist of interest expense on all indebtedness.
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